Issuer Free Writing Prospectus Dated March 19, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1993
Relating to Preliminary Prospectus Dated March 3, 2025
Registration No. 333-281969

fast track events

FAST TRACK GROUP

Investor Presentation

NASDAQ: FTRK

March 2025

Forward-Looking Statements

fast track events

This presentation contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties, and other important factors, including those described in the "Risk Factors" section of the Company's preliminary prospectus filed on Form F-1, that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. This presentation and the accompanying oral presentation contain “forward-looking” statements that are based on our management’s beliefs and assumptions and on information currently available to management.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although our management believes that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances described in the forward-looking statements will be achieved or occur. We undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Free Writing Prospectus

fast track events

This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the "Ordinary Shares"), par value US$0.001 per share, of FAST TRACK GROUP, a Cayman Islands entity ("we," "us," "our," the "Company" or the "Group"), which are being registered on the Registration Statement (File No. 333-281969) (the "Registration Statement") and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link: sec.gov/Archives/edgar/data/2027262/000149315225008833/formposam.htm

This presentation highlights basic information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/.

Alternatively, we or our underwriter will arrange to send you the Registration Statement if you contact Alexander Capital, L.P., 10 Drs James Parker Blvd, Ste 202, Red Bank, New Jersey 07701, Attention: Equity Capital Markets, email info@alexandercapitallp.com or telephone at (212) 687-5650.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Offering Summary

fast track events

Issuer:	Fast Track Group
Nasdaq Capital Market:	FTRK
Offering Type:	Initial Public Offering (IPO)
Security:	Ordinary Shares
Offering Range:	$4.00 - $5.00
Expected Offering Size:	3,000,000 Shares
Expected Offering Amount (low-point):	$12,000,000
Over-Allotment Option:	15% (100% Primary)
Settlement:	T+1
Lead Underwriter:	Alexander Capital, L.P.
Co-Underwriter:	Network 1 Financial Securities, Inc.
Anticipated Pricing:	Week of March 31, 2025

About Us

Who We Are and What Drives Us

About Us

FAST TRACK GROUP* is a leading entertainment-focused event management and celebrity agency company. Since inception in Singapore in 2012, we have expanded across Asia Pacific, earning a reputation for being the preferred partner for event and endorsement organizers in the region.

We go beyond traditional event management, offering value-added services such as media planning, PR management, technical production planning, celebrity sourcing, celebrity engagement consultancy and event manpower support, all tailored to the highest standards.

FAST TRACK GROUP is not just an event or concert organizer - we are architects of unforgettable experiences, dedicated to bringing our clients' visions to life with precision and creativity.



*FAST TRACK GROUP is a holding company which conducts their operations through their operating company in Singapore, Fast Track Events Pte. Ltd.
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Value Proposition

Live Entertainment

We specialize in the comprehensive organization and management of concerts and events, fostering relationships with key stakeholders to drive exceptional performances globally for artiste management companies.

✓ Concert
✓ Co-organize
✓ Festival
✓ Sponsorship

And more....

Agency Brand Growth

We help boost our client's brand appeal and reach with our dedicated services by offering strategic partnerships, influential endorsements and engaging collaborations for sustained success.

✓ Brand Endorsement
✓ Brand Appearance
✓ Product Placement
✓ Sponsored Event

And more....

fast track events

Overview of What We Do

Live entertainment, agency brand growth, celebrity engagement and more...

LIVE ENTERTAINMENT

Concert Tours & Festivals

Our live entertainment business is a one-stop shop that focuses on the organization and management of large-scale live events and concerts, taking charge of the overall planning, management, and logistics of these events.

FAST TRACK GROUP goes beyond conventional event management and offers value-added services such as media planning, public relations management, technical production planning, and event manpower support through strategic relationship management of clients and vendor suppliers.

Organizing, facilitating, and delivering high-quality events and concerts tailored to specific client needs.

1. Assess the suitability of different third-party service providers
2. Ticket operations for concerts and events
3. Logistics of concert merchandise sales
4. Marketing and promotion of concerts and events
5. Coordination management between artiste management companies and third-party service providers leading up to the concerts and events


LAZADA

OUR SCOPE OF WORK



Business Model

Live Entertainment Business

One-Time/Non-Recurring Events Revenues

Events Revenue is recognized when:

i. Persuasive evidence of an arrangement exists (i.e. signed agreement, MoU, etc.);
ii. The event has occurred;
iii. Price is fixed or determinable; and
iv. Collectability is reasonably assured.

Artist Performance and Sponsorship Revenues

As the role of Concert Organizer, revenue is recognized:

i. At point in time when the Company has fulfilled the performance obligation of the contracts; or
ii. When services are rendered upon completion of events or services and has no remaining obligation to perform.

Ticket Revenues

Ticket Revenues are recognized:

i. Within 7 days after the end of an event. The Company typically receives ~80% of the ticketing sales revenue from the ticketing agent (after deducting music license fees, carding and ticketing commissions, and applicable GST)

AGENCY BRAND GROWTH

- CELEBRITY ENDORSEMENT / ENGAGEMENT -

By leveraging our extensive network of artist management companies and talent agencies, **we serve as intermediaries** between businesses looking to promote their products/services (consumer goods, luxury items/services, social causes, etc.) and the celebrities endorsing them. **We create powerful partnerships between brands and top-tier talent**, ensuring that each endorsement and collaboration aligns seamlessly with your brand identity, enhancing visibility, credibility, and market reach.

Scope Of Work

Negotiation of Endorsement Deals

- Duration of the endorsement
- Scope of promotional activities
- Compensation for the artist
- Usage rights

Execution of Endorsement Campaigns

- Photo/video shoots
- Public appearances
- Social media posts
- Other promotional activities featuring the artist and endorsed product/service

Business Model

- Revenue is generated when we broker and supply artists to clients, following the artists' participation in events, advertisements, and various entertainment content projects.

- We provide consultancy services for event management, offering infrastructure and logistical support, with revenue recognized upon event completion when no further obligations remain.

Key Benefits of Celebrity Endorsement / Engagement

Long-Term Brand Loyalty

Building a long-term partnership with a brand endorsement can create a sense of loyalty among fans who will continue to associate the brand with the artist over time, ensuring ongoing sales and brand affinity.





Diversification

Offers an alternative to conventional advertising and can breathe new life into the brand's image.

Creativity & Innovation

Infusing fresh perspectives, diverse talents, and influential voices, ultimately enhancing a brand's ability to adapt and captivate evolving consumer trends.





Competitive Edge

Offers an alternative to conventional advertising and can breathe new life into the brand's image.

Who We Compete With

Competitors in the industry

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Growth Strategies

Expanding services beyond traditional event management

Growth Strategy

Regional Expansion

- Expansion across the Southeast Asia market (Malaysia, Indonesia, and Australia)
- Strategic regional expansion and audience diversification to broaden presence and reach into new regions

Portfolio Expansion

- Expand into organizing live sports events and tour management services
- Taping into new audiences and opportunities while diversifying revenue streams

Expanding Scope of Work

- Further expand Fast Track Group's business beyond a traditional events company
- Expanding capabilities across venue arrangements/bookings, hospitality and artiste logistics, celebrity engagements & endorsement coordination

Strategic Alliances

- Relationship management remains a core pillar to success in the entertainment/media industry
- Exploring new relationships with third-party service providers enhances regional, portfolio, and scope of work expansion initiatives

Our Financial Growth & Investment Highlights

Our future growth and opportunities

Financial Highlights

$959,306 [1]
FY2024 Revenue ($USD)

$197,245 [1]
FY2024 Gross Profit ($USD)

$24,781 [1]
FY2024 Net Income ($USD)

FY 2023-2024 Financial Growth

Figures in thousands and SGD



$48
$44
$30
$1,291
$265
$33
FY2023
FY2024
Revenue
Gross Profit
Net Income

Note: Fiscal Years ended February 29, 2024 and February 28, 2023.
(1) Translations of Singapore Dollars to U.S. dollars have been made at the exchange rate of US$0.7431=S$1 as set forth in the statistical release of the Federal Reserve System on February 29, 2024.
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investment Highlights

Stable Market Growth

The music events market in the Southeast Asian region is projected to reach a revenue of US$494.80 million in 2024. The market is expected to grow steadily at a compound annual growth rate (CAGR) of 2.95% from 2024 to 2028. *Statistia

Established Overall Track Record

We believe that our reputation as a premier event and concert organizer and manager in Singapore is well-earned, thanks to our impressive track record of bringing mega acts and renowned artistes to Singapore and the surrounding region. Our history of successfully securing and managing high-profile events has firmly established our brand as synonymous with quality and excellence in the industry.

Expand Our Operations Both Locally and Regionally

We recognize the immense potential and growing demand for high-quality entertainment across Southeast Asia.

We are planning strategic expansions into other countries in the region. This includes exploring opportunities in emerging markets and establishing a presence in new locales to tap into diverse audiences and broaden our impact.

Comprehensive Solutions

We set ourselves apart from other competitors in the industry by providing comprehensive solutions encompassing technical expertise and creative input. This in turn mitigates the risks of operating in any single business segment.

Network of Business Relationships

We have established a strong network of business relationships with key participants in the entertainment industry within Asia. Our success is rooted in the quality of our services and the strong, long-term relationships we have built with key stakeholders, including artistes and talent managers, artistes, and staff and crew.

Our Team

Management team driving excellence

Management Team



Lim Sin Foo, Harris

Chief Executive Officer and Director

Harris has been the Chief Executive Officer and Director of FAST TRACK GROUP since May 2024. Mr. Lim has been director of Fast Track Events Pte. Ltd., our operating company, since March 2012, and is responsible for our Group's overall direction. Mr. Lim has over 15 years of experience in the events management industry. Mr. Lim obtained a diploma in Tourism & Resort Management from Ngee Ann Polytechnic in 2009.

Low Jiayi

Chief Operation Officer and Director [(1)]

- COO since May 2024; responsible for the overall strategic direction and development of the company
- 10+ years of experience in the events industry
- Prior experience at Shopee Singapore Pte Ltd
- Bachelors in Communications and Psychology from Upper Iowa University ('10)

Kwong Choong Kuen

Chief Financial Officer

- CFO since May 2024; responsible for financial reporting, corporate services, and compliance
- 20+ years of experience in the accounting/finance industry
- Prior experience as APAC financial controller at Korn/Ferry International
- Independent non-executive director & chairman of the audit committee for other publicly traded companies
- Bachelors in Accountancy from Nanyang Technological University ('96)

(1) Ms. Low is currently the COO of the Company. She has also accepted an appointment as Director, to be effective immediately upon effectiveness of the Registration Statement.

Contact Us

Lim Sin Foo, Harris

Chief Executive Officer

Investor Relations
Gateway Group
(949) 574-3860
FTRK@gateway-grp.com

Lead Underwriter
Alexander Capital, L.P.
(212) 687-5650
info@alexandercapitallp.com

(Appendix)

SELECTED PAST PROJECTS

Our stories from concerts, festivals, brand engagements, and collaborations

U.S. Celebrity Engagements


AN EVENING WITH
JOHN CENA

"An Evening with John Cena"

Celebrity: John Cena
Genre: Live Talk Show / Celebrity Engagement / Brand Activation Campaign / Fan Meet & Greet Session
Location: Gold Coast, Melbourne & Sydney (Australia)


THE ALTMAN BROTHERS

"A Million Dollar Evening with The Altman Brothers and Special Guest Luis D. Ortiz"

Celebrity: Josh & Matt Altman and Luiz D. Ortiz (Celebrity Real Estate Agents)
Genre: Hollywood Reality TV Stars Engagement / Live Talk Show
Location: Melbourne & Sydney (Australia)


BABY DRIVER
ALL YOU NEED IS ONE KILLER TRACK.

"Baby Driver – Red Carpet Movie Premiere"

Celebrity: Lily James & Ansel Elgort (Actors) and Edgar Wright (Movie Director)
Genre: Brand Activation Campaign / Movie Premiere / Media Conference / Marketing Campaign
Location: Kuala Lumpur Malaysia

Asia Celebrity Engagements



“2015 BTS Live Trilogy in Australia Episode II – The Red Bullet”

Celebrity: BTS
Genre: Korean Pop Concert
Location: Melbourne & Sydney, Australia


SUSTAINABILITY & RENEWABLE
ENERGY FORUM SAREF

"Sustainability and Renewable Energy Forum (SAREF) 2019"

Celebrity: Michelle Yeoh
Genre: Celebrity Appearance / Media & Publicity Event
Location: Kuching, Sarawak, Malaysia



"2018 Seventeen Concert 'IDEAL CUT'"

Artist: Seventeen
Genre: Korean Pop Concert
Location: Singapore & Kuala Lumpur, Malaysia